Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER 2025 RESULTS

Houston, TX — July 24, 2025 — Comfort Systems USA, Inc. (NYSE: FIX) (the “Company”) today reported results for the quarter ended June 30, 2025.

For the quarter ended June 30, 2025, net income was $230.8 million, or $6.53 per diluted share, as compared to $134.0 million, or $3.74 per diluted share, for the quarter ended June 30, 2024. Revenue for the second quarter of 2025 was $2.17 billion compared to $1.81 billion in 2024. The Company reported operating cash flow of $252.5 million in the current quarter compared to $189.9 million in 2024.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “Our businesses and their stellar teams continue to demonstrate world class performance, as we achieved earnings that far surpass all prior quarters. Per share earnings in the second quarter of 2025 was $6.53, more than 70% higher than the spectacular results we achieved in the second quarter of 2024. For the first half of 2025, our per share earnings have grown by over 75% as compared to the record results in the same period of 2024. This quarter, we are also happy to report strong operating cash flow of over $250 million.”

Backlog as of June 30, 2025 was $8.12 billion as compared to $6.89 billion as of March 31, 2025 and $5.77 billion as of June 30, 2024. On a same-store basis, backlog increased from $5.77 billion as of June 30, 2024 to $7.93 billion as of June 30, 2025.

Mr. Lane continued, “Our backlog continues to reflect the extraordinary demand that we are experiencing in our most important markets, increasing sequentially by over $1 billion. For the first time, our backlog has exceeded $8 billion, and it is $2.4 billion higher than it was at this time last year. Our strong earnings, backlog surge, and strong pipelines clearly demonstrate continued strength in our execution, customer relationships, and prospects. Overall, we remain optimistic that we will achieve continued success into 2026.”

The Company reported net income of $400.1 million, or $11.28 per diluted share, for the six months ended June 30, 2025, compared to $230.3 million, or $6.43 per diluted share, in 2024. The income tax provision for the first six months of 2025 includes a benefit of $0.25 per diluted share related to interest income on a prior year tax refund that was received in April 2025. The Company also reported revenue of $4.00 billion for the six months ended June 30, 2025, as compared to $3.35 billion in 2024. Operating cash flow for the six months ended June 30, 2025 was $164.5 million, as compared to $336.4 million in 2024.

The Company will host a webcast and conference call to discuss its financial results and position on Friday, July 25, 2025 at 10:00 a.m. Central Time. To register for the call, please visit https://register-conf.media-server.com/register/BI7df7054a19084f858658bf83a267b6ec. Upon registering, participants will receive dial-in information and a unique PIN to join the call. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the “Investors”

tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 180 locations in 135 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to applicable securities laws and regulations. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates, and the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of our results or developments in subsequent periods. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; rising inflation and fluctuations in interest rates; shortages of labor and specialty building materials or material increases to the cost thereof; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics (and related impacts, such as supply chain disruptions); financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining, or increased costs associated with, bonding and insurance; impairment to goodwill; errors in the Company’s cost-to-cost input method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; retention of key management; seasonal fluctuations in the demand for mechanical and electrical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a material information technology failure or a material cyber security breach; risks associated with acquisitions, such as challenges to our ability to integrate those companies into our internal control environment; our ability to manage growth and geographically-dispersed operations; our ability to obtain financing on acceptable terms; extreme weather conditions (such as storms, droughts, extreme heat or cold, wildfires and floods), including as a result of climate change, and any resulting regulations or restrictions related thereto; and other risks detailed in our reports filed with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether because of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2025	%	2024	%	2025	%	2024	%
Revenue	$2,173,319	100.0%	$1,810,290	100.0%	$4,004,605	100.0%	$3,347,306	100.0%
Cost of services	1,663,422	76.5%	1,446,694	79.9%	3,091,292	77.2%	2,686,347	80.3%
Gross profit	509,897	23.5%	363,596	20.1%	913,313	22.8%	660,959	19.7%

SG&A	210,466	9.7%	179,537	9.9%	405,340	10.1%	342,260	10.2%
Gain on sale of assets	(442)	—	(611)	—	(998)	—	(1,431)	—
Operating income	299,873	13.8%	184,670	10.2%	508,971	12.7%	320,130	9.6%

Interest income (expense), net	1,214	0.1%	(445)	—	3,862	0.1%	(475)	—
Changes in the fair value of contingent earn-out obligations	(4,073)	(0.2)%	(14,689)	(0.8)%	(7,831)	(0.2)%	(27,180)	(0.8)%
Other income (expense), net	(530)	—	119	—	(506)	—	236	—
Income before income taxes	296,484	13.6%	169,655	9.4%	504,496	12.6%	292,711	8.7%

Provision for income taxes	65,636		35,646		104,359		62,383
Net income	$230,848	10.6%	$134,009	7.4%	$400,137	10.0%	$230,328	6.9%

Income per share
Basic	$6.54		$3.75		$11.30		$6.44
Diluted	$6.53		$3.74		$11.28		$6.43

Shares used in computing income per share:
Basic	35,307		35,746		35,415		35,742
Diluted	35,369		35,828		35,486		35,828
Dividends per share	$0.450		$0.300		$0.850		$0.550

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025	%	2024	%	2025	%	2024	%

Net income	$230,848		$134,009		$400,137		$230,328
Provision for income taxes	65,636		35,646		104,359		62,383
Other expense (income), net	530		(119)		506		(236)
Changes in the fair value of contingent earn-out obligations	4,073		14,689		7,831		27,180
Interest expense (income), net	(1,214)		445		(3,862)		475
Gain on sale of assets	(442)		(611)		(998)		(1,431)
Amortization	19,791		26,890		39,906		50,803
Depreciation	14,856		11,790		28,866		23,044
Adjusted EBITDA	$334,078	15.4%	$222,739	12.3%	$576,745	14.4%	$392,546	11.7%

Note: The Company defines adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense (income), net, gain on sale of assets, goodwill impairment, other one-time expenses or gains and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2025	2024
	(Unaudited)

Cash and cash equivalents	$331,710	$549,939
Billed accounts receivable, net	2,162,345	1,861,212
Unbilled accounts receivable, net	149,721	95,786
Costs and estimated earnings in excess of billings, net	203,404	91,681
Other current assets, net	196,099	191,623
Total current assets	3,043,279	2,790,241
Property and equipment, net	311,249	277,180
Goodwill	927,780	875,270
Identifiable intangible assets, net	451,446	434,417
Other noncurrent assets	329,975	333,980
Total assets	$5,063,729	$4,711,088

Current maturities of long-term debt	$11,689	$6,042
Accounts payable	573,267	654,943
Billings in excess of costs and estimated earnings and deferred revenue	1,546,306	1,149,257
Other current liabilities	568,337	772,528
Total current liabilities	2,699,599	2,582,770
Long-term debt	61,331	62,293
Other long-term liabilities	331,590	361,349
Total liabilities	3,092,520	3,006,412
Total stockholders’ equity	1,971,209	1,704,676
Total liabilities and stockholders’ equity	$5,063,729	$4,711,088

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Cash provided by (used in):
Operating activities	$252,495	$189,858	$164,545	$336,415
Investing activities	$(86,205)	$(60,786)	$(182,988)	$(282,434)
Financing activities	$(39,338)	$(30,445)	$(199,786)	$(59,712)

Free cash flow:
Cash from operating activities	$252,495	$189,858	$164,545	$336,415
Purchases of property and equipment	(31,273)	(23,384)	(53,481)	(48,336)
Proceeds from sales of property and equipment	969	815	2,064	1,829
Free cash flow	$222,191	$167,289	$113,128	$289,908

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.